Exhibit 99.1

FOR IMMEDIATE RELEASE

11-13

Contact:

Rhonda Carroll

Corporate Secretary

713.787.3118

ENCORE BANCSHARES, INC. REDEEMS TARP

AND PARTICIPATES IN SMALL BUSINESS LENDING FUND

HOUSTON – September 28, 2011 – Encore Bancshares, Inc. (NASDAQ: EBTX) (“Encore”) announced today that it has fully redeemed the $34.0 million in preferred stock that Encore issued to the U.S. Treasury under the Troubled Asset Relief Program (“TARP”) Capital Purchase Program on December 5, 2008. Encore exited TARP and paid accrued dividends using a combination of $1.3 million in cash and proceeds from the U.S. Department of Treasury’s $32.9 million investment in Encore’s preferred stock under the Small Business Lending Fund (the “SBLF”).

“We are pleased to have completed these transactions” said James S. D’Agostino, Jr., Chairman of Encore Bancshares, Inc. “As a result, we plan to continue to provide Houston businesses with loans to support their growth and the progress of the local economy.”

About Encore Bancshares

Encore Bancshares, Inc. is a financial holding company headquartered in Houston, Texas and offers a broad range of banking, wealth management and insurance services through Encore Bank, N.A., and its affiliated companies. Encore Bank operates 11 private client offices in the Greater Houston area. Headquartered in Houston and with $1.5 billion in assets, Encore Bank builds relationships with professional firms, privately-owned businesses, investors and affluent individuals. Encore Bank offers a full range of business and personal banking products and services, as well as financial planning, wealth management, trust and insurance products through its trust division, Encore Trust, and its affiliated companies, Linscomb & Williams and Town & Country Insurance. Products and services offered by Encore Bank’s affiliates are not FDIC insured. The Company’s common stock is listed on the NASDAQ Global Market under the symbol “EBTX”.

This press release contains certain forward-looking information about Encore Bancshares that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve risks and uncertainties that may cause actual results to differ materially from those expressed in or implied by such forward-looking statements. Risks and uncertainties include, but are not limited to: competitive pressure among financial institutions; volatility and disruption in national and international financial markets; government intervention in the U. S. financial system; our ability to expand and grow our businesses and operations and to realize the cost savings and revenue enhancements expected from such activities; a deterioration of credit quality or a reduced demand for credit; changes in the interest rate environment; incorrect assumptions underlying the establishment of and provisions made to the allowance for loan losses; changes in the interest rate environment; the continued service of key management personnel; our ability to attract, motivate and retain key employees; the incurrence and possible impairment of goodwill associated with an acquisition and possible adverse short-term effects on our results of operations; changes in availability of funds; general economic conditions, either nationally, regionally or in the market areas in which we operate; legislative or regulatory developments or changes in laws; changes in the securities markets and other risks that are described in our public filings with the Securities and Exchange Commission.

Encore Bancshares, Inc. | Nine Greenway Plaza, Suite 1000 | Houston, Texas 77046

www.encorebank.com